Exhibit 11. Statement re computation of per share earnings.

TORCHMARK CORPORATION

COMPUTATION OF EARNINGS PER SHARE

	Three months ended September 30,
	2005	2004
Net Income	$119,046,000	$124,132,000

Basic weighted average shares outstanding	104,117,396	109,156,142
Diluted weighted average shares outstanding	104,704,044	110,938,242

Basic net income per share	$1.14	$1.14

Diluted net income per share	$1.14	$1.12

	Nine months ended September 30,
	2005	2004
Income before cumulative effect of change in accounting principle	$369,254,000	$360,207,000
Cumulative effect of change in accounting principle (net of applicable tax)	0	(7,163,000)

Net Income	$369,254,000	$353,044,000

Basic weighted average shares outstanding	105,090,515	110,780,008
Diluted weighted average shares outstanding and	106,231,488	112,520,856
common stock equivalents outstanding

Basic earnings per share:
Income before cumulative effect of change in accounting principle	$3.51	$3.25
Cumulative effect of change in accounting principle (net of applicable tax)	0.00	(0.06)

Basic net income per share	$3.51	$3.19

Diluted earnings per share:
Income before cumulative effect of change in accounting principle	$3.48	$3.20
Cumulative effect of change in accounting principle (net of applicable tax)	0.00	(0.06)

Diluted net income per share	$3.48	$3.14